Exhibit 99

Allstate Reports 2007 Fourth Quarter and Year-End Results

Company Improved Financial Strength, Is Well Positioned for 2008

NORTHBROOK, Ill., January 29, 2008 — The Allstate Corporation (NYSE: ALL) today reported results for the fourth quarter of 2007 and for the year ended December 31, 2007:

	Consolidated Highlights
	Three Months Ended December 31,					Twelve Months Ended December 31,
			Change					Change
(in millions, except per share amounts and ratios)	Est. 2007	2006	$ Amt	%		Est. 2007	2006	$ Amt	%
Consolidated revenues	$8,991	$9,102	$(111)	(1.2)		$36,769	$35,796	$973	2.7
Net income	760	1,213	(453)	(37.3)		4,636	4,993	(357)	(7.2)
Net income per diluted share	1.36	1.93	(0.57)	(29.5)		7.77	7.84	(0.07)	(0.9)
Operating income*	701	1,121	(420)	(37.5)		3,863	4,888	(1,025)	(21.0)
Operating income per diluted share*	1.24	1.78	(0.54)	(30.3)		6.47	7.67	(1.20)	(15.6)
Return on equity						21.2	23.8	—	(2.6	) pts.
Operating income return on equity*						19.0	25.8	—	(6.8	) pts.
Book value per share						38.58	34.84	3.74	10.7
Book value per share, excluding the impact of unrealized net capital gains on fixed income securities*						38.11	33.33	4.78	14.3
Catastrophe losses	472	279	193	69.2		1,409	810	599	74.0
Property-Liability combined ratio	95.9	85.7	—	10.2	pts.	89.8	83.6	—	6.2	pts.
Property-Liability combined ratio excluding the effect of catastrophes and prior year reserve reestimates (“underlying combined ratio”)*	88.6	84.3	—	4.3	pts.	85.7	83.3	—	2.4	pts.

“Allstate’s strategy and operating performance in 2007 delivered on our commitments, generated excellent results, and enabled us to strengthen our competitive position,” said Thomas J. Wilson, president and chief executive officer of The Allstate Corporation. For the year, revenues reached $36.8 billion and net income of $4.6 billion ($7.77 per diluted share) was the second highest in Company history. The underlying Property-Liability combined ratio met the goal set for 2007; and return on equity was 21.2 percent, reflecting both the strong operating results and aggressive capital management.

“Our team also delivered strong results in the fourth quarter despite increased catastrophe losses and tumultuous investment markets,” continued Wilson. Net income for the fourth quarter of 2007 was $760 million, down $453 million from the year earlier period, due to a higher underlying Property-Liability combined ratio, unfavorable prior year reserve reestimates and an increase in catastrophe losses.

*Measures used in this release that are not based on accounting principles generally accepted in the United States (“non-GAAP”) are defined and reconciled to the most directly comparable GAAP measure and operating measures are defined in the “Definitions of Non-GAAP and Operating Measures” section of this document.

Consumer Focus

“Our consumer-focused strategy enabled us to succeed in the market by offering innovative products and services that are reinventing protection for consumers,” Wilson added.

Allstate® Your Choice Auto Insurance (YCA) continued to add customers at a rate of more than 100,000 per month in the fourth quarter, bringing the total YCA policies sold since inception to 3.2 million. Allstate® Your Choice Home, the Company’s unique homeowners insurance product, is now available in 15 states. Allstate’s product offering for higher risk drivers, Allstate BlueSM, is now available in 12 states and early production shows encouraging results.  In addition, Allstate GreenSM, a new eco-friendly insurance option that offers consumers a convenient way to help the environment, is now available for consumers in Colorado and Ohio.

Operational Excellence

“Maintaining a consistent focus on profitable growth resulted in excellent results for our Property-Liability business in 2007,” Wilson said. “Our consumer focus enabled us to maintain pricing discipline in the face of tough competition, with average premiums increasing in our core lines.”  Margins for the year declined resulting in a combined ratio of 89.8, reflecting a smaller benefit from prior year reserve reestimates, higher catastrophe losses and higher loss costs.  Increased loss costs represented about one third of the margin reduction and were due to increased frequency and severity of auto and homeowners claims. For the year, the combined ratio, excluding the effects of catastrophes and reserve reestimates, was 85.7, within the previously provided outlook range of 84.0 to 86.0.

The combined ratio for the fourth quarter was 95.9 (88.6 excluding catastrophes and the effect of prior year reserve releases) reflecting the same trends as for the year. Also in the fourth quarter, expenses were up related to advertising, marketing and technology investments in product and service innovations.

Allstate Financial continued to focus on improving returns, with new business returns increasing significantly over prior year, and leveraging both the Allstate branded property-liability customer base and its non-proprietary distribution relationships. Allstate Financial operating income was $158 million for the quarter, up 11.3% from the fourth quarter of 2006.  To optimize its capital position and leverage the diversification benefits of the enterprise, Allstate Financial paid dividends of $657 million in the fourth quarter, bringing total dividends paid by Allstate Financial to its parent companies in 2007 to $742 million. New sales of financial products by Allstate exclusive agencies* increased to $2.9 billion in 2007, a 13.8 percent increase from 2006.

“Our disciplined investment approach generated solid returns and shielded the portfolio from significant losses in a tumultuous market,” Wilson said. Net investment income for the year was $6.44 billion; $1.63 billion of that was earned in the fourth quarter. Investments generated substantial capital gains of $1.24 billion for the year, including $98 million in the fourth quarter, with strong equity portfolio performance more than offsetting losses in the fixed income portfolio.

Capital Management

In 2007, Allstate repurchased 61 million common shares for $3.55 billion, representing nearly 10 percent of shares outstanding at the beginning of the year. In the fourth quarter, 10.9 million shares were repurchased for $579 million. As of December 31, 2007, $240 million remained under the current $4.0 billion repurchase program, which is expected to be complete in the first quarter of 2008. Dividends of $0.38 per share were paid in the fourth quarter, bringing total shareholder dividends for the year to $901 million.

People

“The Allstate team again outperformed the industry in 2007,” said Wilson, who marked the end of his first year as chief executive officer and his 13th year with the Company. “We fulfilled the Good Hands promise to thousands of our customers in Southern California, helping them recover from one of the state’s costliest natural disasters. We also continued to reinvent protection and retirement for the consumer by launching several new innovative products. We kept our commitment to shareholders by meeting our combined ratio outlook for the year, generating solid growth in book value per share and attractive returns on equity.  In keeping with our commitment to our employees, we’re sharing the Company’s success with non-bonus eligible employees through a profit sharing match of $1.42 for every $1.00 they contributed to the Allstate Profit Sharing Fund.

Outlook

“Our four operational priorities of consumer focus, enterprise risk and return optimization, operational excellence and aggressive capital management will continue to deliver excellent returns and help us continue to outperform the industry in 2008.

“We expect our Property-Liability combined ratio, excluding the effects of catastrophes and prior year reserve reestimates, will be within the range of 87.0 to 89.0 for 2008,” Wilson concluded.

BUSINESS HIGHLIGHTS

($ in millions)	Three months ended December 31,			Twelve months ended December 31,
	Est. 2007	2006	% Change	Est. 2007	2006	% Change
Property-Liability
Premiums written*	$6,560	$6,604	(0.7)	$27,183	$27,526	(1.2)
Underwriting income*	276	978	(71.8)	2,784	4,497	(38.1)
Net income	744	1,084	(31.4)	4,258	4,614	(7.7)
Combined Ratio	95.9	85.7	10.2 pts	89.8	83.6	6.2 pts

Allstate Financial
Premiums and deposits*	$1,810	$2,243	(19.3)	$9,627	$11,678	(17.6)
Operating income	158	142	11.3	615	594	3.5
Net income	31	148	(79.1)	465	464	0.2

Investments
Net investment income	$1,627	$1,564	4.0	$6,435	$6,177	4.2
Realized capital gains and losses	98	196	(50.0)	1,235	286	—

Property-Liability

•                  Property-Liability premiums written declined 0.7% from the fourth quarter of 2006, reflecting growth in standard auto and a decline in homeowners due to catastrophe management actions including the increased cost of the catastrophe reinsurance program.  The cost of the catastrophe reinsurance program was $222 million in the fourth quarter of 2007 compared to $209 million in the fourth quarter of 2006.  Excluding the cost of the catastrophe reinsurance program, premiums written decreased 0.5%.

•                  Allstate brand standard auto premiums written grew 1.5% in the fourth quarter of 2007 compared to the prior year quarter.  Contributing to the overall change were the following:

-0.9% increase in policies in force (“PIF”)

-0.8 point decline in the renewal ratio to 88.9%

-1.4% increase in six month average premium before reinsurance to $427

-                 3.5% decrease in new issued applications

(in thousands)	Three months ended December 31,			Twelve months ended December 31,
	Est. 2007	2006	% Change	Est. 2007	2006	% Change
Hurricane Exposure States(1)	246	247	(0.4)	1,018	1,037	(1.8)
California	77	81	(4.9)	315	319	(1.3)
All other states	145	157	(7.6)	621	627	(1.0)
Standard auto new issued applications	468	485	(3.5)	1,954	1,983	(1.5)

(1)Hurricane exposure states are Alabama, Connecticut, Delaware, Florida, Georgia, Louisiana, Maine, Maryland, Mississippi, New Hampshire, New Jersey, New York, North Carolina, Pennsylvania, Rhode Island, South Carolina, Texas, Virginia and Washington D.C.

•                  Allstate brand homeowners premiums written declined 1.3% in the fourth quarter of 2007, compared to the prior year quarter, primarily due to our catastrophe risk management actions.  Excluding the cost of the catastrophe reinsurance program, Allstate brand homeowners premiums written decreased 0.1% in the fourth quarter of 2007 when compared to the prior year quarter.  Contributing to the overall change were the following:

-                 3.4% decrease in PIF

-                 1.7 point decline in the renewal ratio to 86.1%

-                 2.6% increase in twelve month average premium before reinsurance to $856

-                 23.7% decrease in new issued applications.

(in thousands)	Three months ended December 31,			Twelve months ended December 31,
	Est. 2007	2006	% Change	Est. 2007	2006	% Change
Hurricane Exposure States(1)	82	105	(21.9)	377	472	(20.1)
California	—	13	(100.0)	25	56	(55.4)
All other states	89	106	(16.0)	401	459	(12.6)
Homeowners new issued applications	171	224	(23.7)	803	987	(18.6)

(1)   Hurricane exposure states are Alabama, Connecticut, Delaware, Florida, Georgia, Louisiana, Maine, Maryland, Mississippi, New Hampshire, New Jersey, New York, North Carolina, Pennsylvania, Rhode Island, South Carolina, Texas, Virginia and Washington D.C.

•                  During January 2008, we completed the renewal of our catastrophe reinsurance agreements countrywide, except for Florida.  We expect to place contracts for the state of Florida later this year.  We estimate that the total annualized cost of all reinsurance programs for the year beginning June 1, 2008 will be approximately $660 million per year or $165 million per quarter, including an estimate for reinsurance coverage in Florida.  This is compared to approximately $900 million per year for our total annualized cost for the year beginning June 1, 2007, or an estimated annualized cost decrease of $240 million beginning June 1, 2008.  The estimated decrease is due in part to our reduced exposure in Florida following our non-renewal activities over the past year.  We continue to attempt to capture our reinsurance cost in premium rates as allowed by state regulatory authorities.  We are currently involved in proceedings regarding homeowners insurance rates and our ability to capture these reinsurance costs in various states including California, Florida and Texas.  For detailed information on our catastrophe reinsurance program, see http://media.corporate-ir.net/media_files/irol/93/93125/reports2/all_4q07_reinsurance.pdf.

•                  Standard auto property damage frequencies increased 2.8% while bodily injury gross claim frequencies decreased 2.8% compared to the fourth quarter of 2006.  Auto property damage and bodily injury paid severities increased 2.2% and 9.3%, respectively.  The Allstate brand standard auto loss ratio increased 5.3 points compared to the fourth quarter of 2006 to 70.3 in the fourth quarter of 2007, due to the absence of favorable reserve reestimates, and higher frequencies and current year severities.

•                  Homeowner gross claim frequency excluding catastrophes increased 4.6% compared to the fourth quarter of 2006.  Homeowners severity excluding catastrophes increased 7.9% compared to the fourth quarter of 2006.  The Allstate brand homeowners loss ratio increased 22.1 points compared to the fourth quarter of 2006 to 74.8 in the fourth quarter of 2007, due to higher catastrophes and higher frequencies and current year severity. The effect of catastrophe losses on the Allstate brand homeowners loss ratio totaled 28.4 in the fourth quarter of 2007 compared to 16.5 in the fourth quarter of 2006.

•                  Property-Liability prior year reserve reestimates for the fourth quarter of 2007 were an unfavorable $48 million, compared to favorable prior year reserve reestimates of $184 million in the fourth quarter of 2006.  The unfavorable prior year reserve reestimates for the quarter were primarily related to catastrophes totaling $26 million, as discussed below, and Discontinued Lines and Coverages totaling $16 million.

•                  Catastrophe losses for the quarter totaled $472 million, compared to $279 million in the fourth quarter of 2006.  This increase was primarily due to $318 million in catastrophe losses related to the Southern California wildfires in October.  Catastrophe losses, excluding prior year reserve reestimates, were $446 million in the quarter compared to $279 million in the fourth quarter of 2006, impacting the combined ratio by 6.6 points in the quarter and 4.1 points in the fourth quarter of 2006.  Unfavorable reserve reestimates related to catastrophes from prior years totaled $26 million in the quarter.  There were no reserve reestimates included in catastrophe losses in the fourth quarter of 2006.  The prior year reserve reestimates in the 2007 fourth quarter were primarily attributable to increased loss reserves for reopened claims arising from litigation filed in conjunction with a Louisiana deadline for filing suits related to Hurricane Katrina.

•                  Underwriting income was $276 million during the fourth quarter of 2007 compared to $978 million in the same period of 2006.  The decrease was due to a higher underlying combined ratio, the unfavorable change in prior year reserve reestimates and higher catastrophe losses.

•                  The Property-Liability combined ratio was impacted by catastrophe losses and prior year reserve reestimates.  The impacts for the three months and twelve months ended December 31 are shown in the table below.

	Three months ended December 31,		Twelve months ended December 31,
	Est. 2007	2006	Est. 2007	2006
Combined ratio excluding the effect of catastrophes and prior year reserve reestimates (“underlying combined ratio”)	88.6	84.3	85.7	83.3
Effect of catastrophe losses	7.0	4.1	5.2	3.0
Effect of prior year reserve reestimates	0.7	(2.7)	(0.6)	(3.5)
Catastrophe losses included in prior year reserve reestimates	(0.4)	—	(0.5)	0.8
Combined ratio (GAAP)	95.9	85.7	89.8	83.6

•                  Our outlook for the Property-Liability 2008 combined ratio excluding the effect of catastrophe losses and prior year reserve reestimates is in the range of 87.0 to 89.0.  This outlook is based on various assumptions, the most important of which are listed below:

-                    Premiums written slightly higher than 2007 levels due to standard auto growth;

-                    Loss costs are expected to increase higher than average premiums.

Allstate Financial

•                  Premiums and deposits in the fourth quarter of 2007 were $1.81 billion, a decrease of 19.3% from the prior year quarter.  This decline was due to the fact that there were no deposits on institutional products during the fourth quarter of 2007 compared to $500 million in the fourth quarter of 2006.  Sales of our institutional products vary from period to period based on management’s assessment of market conditions.

•                  Operating income for the fourth quarter of 2007 was $158 million, $16 million higher than the prior year quarter primarily due to increased income on limited partnership interests, increased contract charges and an energy tax credit which reduced income tax expense.

•                  Net income for the fourth quarter of 2007 was $31 million, $117 million below the prior year quarter.  The decline was due to higher realized capital losses and a loss on disposition of operations.  Higher net capital losses were driven by $95 million in investment write-downs and a $120 million decline in the valuation of derivative instruments, including investments in equity-linked notes and economic hedges of interest rate risk.

Investments

•                  Allstate’s investment portfolios totaled $118.98 billion as of December 31, 2007, a decline of $2.15 billion from the third quarter of 2007, primarily due to lower funds associated with collateral received in conjunction with securities lending and other activities, which declined $1.05 billion, and lower net unrealized gains.

•                  The decrease in net unrealized gains during the fourth quarter of 2007 was related primarily to unrealized losses on investment grade fixed income securities, resulting from widening credit spreads and credit exposure related to certain collateralized securities more than offsetting the effects of declining interest rates, and sales of equity securities with net realized gains totaling $351 million.  Total unrealized gains and losses are shown in the table below.

(in millions)	December 31,	September 30,	December 31,
	2007	2007	2006
U.S. government and agencies	$918	$767	$749
Municipal	720	645	943
Corporate	90	55	551
Foreign government	394	319	329
Mortgage-backed securities (1)	(43)	(54)	(46)
Commercial mortgage-backed securities(1)	(308)	(165)	3
Asset-backed securities (1)	(816)	(461)	9
Redeemable preferred stock	1	—	2
Fixed income securities	956	1,106	2,540
Equity securities	990	1,510	1,751
Derivatives	(33)	(47)	(17)
Unrealized gains and losses	$1,913	$2,569	$4,274

(1) For further information on our sub-prime residential and commercial mortgage loan portfolio, see the Residential and Commercial Mortgage-Backed and Other Asset -Backed Securities section.

•                  Net investment income increased 4.0% to $1.63 billion compared to the prior year quarter.  Property-Liability net investment income increased 3.8% to $490 million, compared to the prior year quarter, benefiting from increased income on limited partnership interests and increased portfolio yields when compared to the same period in the prior year.  Allstate Financial net investment income rose 2.6% to $1.09 billion, compared to the prior year quarter, including increased income from limited partnership interests.

•                  Net realized capital gains were $98 million on a pre-tax basis for the quarter, primarily due to $384 million of net gains related to dispositions, including $332 million of gains related to equity securities in the Property-Liability portfolio, and $6 million of net gains related to the settlement of derivative instruments.  Partially offsetting realized capital gains were $166 million of net losses related to valuations of derivative instruments primarily due to changes in underlying interest rates and $126 million of investment write-downs, including $20 million relating to asset-backed residential mortgage-backed securities and $62 million relating to asset-backed collateralized debt obligations.  Approximately $53 million or 31.8% of the losses related to the valuations of derivative instruments relate to economic hedging instruments that support investments whose valuation changes are reported in shareholders’ equity.

THE ALLSTATE CORPORATION

CONSOLIDATED AND SEGMENT HIGHLIGHTS

	Three Months Ended December 31,					Twelve Months Ended December 31,
($ in millions, except per share amounts, return data and ratios)	Est. 2007	2006	Change	Percent Change		Est. 2007	2006	Change	Percent Change

Consolidated Highlights
Revenues	$8,991	$9,102	(111)	(1.2)		$36,769	$35,796	973	2.7
Net income	760	1,213	(453)	(37.3)		4,636	4,993	(357)	(7.2)
Operating income	701	1,121	(420)	(37.5)		3,863	4,888	(1,025)	(21.0)
Income per diluted share
Net	1.36	1.93	(0.57)	(29.5)		7.77	7.84	(0.07)	(0.9)
Operating	1.24	1.78	(0.54)	(30.3)		6.47	7.67	(1.20)	(15.6)
Weighted average shares outstanding (diluted)	571.9	629.4	(57.5)	(9.1)		596.7	637.2	(40.5)	(6.4)
Net shares outstanding						562.8	621.7	(58.9)	(9.5)
Return on equity
Net income						21.2	23.8	(2.6)	(10.9)	pts.
Operating income						19.0	25.8	(6.8)	(26.4)	pts.
Book value per diluted share						38.58	34.84	3.74	10.7
Book value per diluted share, excluding the impact of unrealized net capital gains on fixed income securities						38.11	33.33	4.78	14.3

Property-Liability Highlights
Property-Liability premiums written	$6,560	$6,604	(44)	(0.7)		$27,183	$27,526	(343)	(1.2)
Property-Liability revenues	7,561	7,419	142	1.9		30,621	29,571	1,050	3.6
Net income	744	1,084	(340)	(31.4)		4,258	4,614	(356)	(7.7)
Underwriting income	276	978	(702)	(71.8)		2,784	4,497	(1,713)	(38.1)
Net investment income	490	472	18	3.8		1,972	1,854	118	6.4
Operating income	562	1,010	(448)	(44.4)		3,343	4,388	(1,045)	(23.8)
Catastrophe losses	472	279	193	69.2		1,409	810	599	74.0
Ratios:
Allstate Protection loss ratio	69.4	60.5	8.9	14.7	pts.	64.7	58.1	6.6	11.4	pts.
Allstate Protection expense ratio	26.3	25.1	1.2	4.8	pts.	24.9	25.0	(0.1)	(0.4)	pts.
Allstate Protection combined ratio	95.7	85.6	10.1	11.8	pts.	89.6	83.1	6.5	7.8	pts.
Effect of Discontinued Lines and Coverages on combined ratio	0.2	0.1	0.1	100.0	pts.	0.2	0.5	(0.3)	(60.0)	pts.
Property-Liability combined ratio	95.9	85.7	10.2	11.9	pts.	89.8	83.6	6.2	7.4	pts.
Effect of catastrophe losses on combined ratio	7.0	4.1	2.9	70.7	pts.	5.2	3.0	2.2	73.3	pts.
Property-Liability combined ratio excluding effect of catastrophes	88.9	81.6	7.3	8.9	pts.	84.6	80.6	4.0	5.0	pts.
Effect of prior year reserve reestimates on combined ratio	0.7	(2.7)	3.4	125.9	pts.	(0.6)	(3.5)	2.9	82.9	pts.
Effect of catastrophe losses included in prior year reserve reestimates on combined ratio	(0.4)	—	(0.4)	—	pts.	(0.5)	0.8	(1.3)	(162.5)	pts
Property-Liability combined ratio excluding effect of catastrophes and prior year reserve reestimates	88.6	84.3	4.3	5.1	pts.	85.7	83.3	2.4	2.9	pts.

Allstate Financial Highlights
Premiums and deposits	$1,810	$2,243	(433)	(19.3)		$9,627	$11,678	(2,051)	(17.6)
Allstate Financial revenues	1,372	1,629	(257)	(15.8)		5,970	6,060	(90)	(1.5)
Net income	31	148	(117)	(79.1)		465	464	1	0.2
Operating income	158	142	16	11.3		615	594	21	3.5
Net Income Analysis
Benefit spread	119	123	(4)	(3.3)		480	506	(26)	(5.1)
Investment spread	275	254	21	8.3		1,069	1,025	44	4.3

Investment Highlights
Net Investment Income	$1,627	$1,564	63	4.0		$6,435	$6,177	258	4.2
Realized Capital Gains and Losses (Pretax)	98	196	(98)	(50.0)		1,235	286	949	—
Total Investments						118,980	119,757	(777)	(0.6)

THE ALLSTATE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,			Twelve Months Ended December 31,
($ in millions, except per share data)	Est. 2007	2006	Percent Change	Est. 2007	2006	Percent Change

Revenues
Property-liability insurance premiums	$6,786	$6,832	(0.7)	$27,233	$27,369	(0.5)
Life and annuity premiums and contract charges	480	510	(5.9)	1,866	1,964	(5.0)
Net investment income	1,627	1,564	4.0	6,435	6,177	4.2
Realized capital gains and losses	98	196	(50.0)	1,235	286	—
Total revenues	8,991	9,102	(1.2)	36,769	35,796	2.7

Costs and expenses
Property-liability insurance claims and claims expense	4,724	4,138	14.2	17,667	16,017	10.3
Life and annuity contract benefits	404	435	(7.1)	1,589	1,570	1.2
Interest credited to contractholder funds	674	670	0.6	2,681	2,609	2.8
Amortization of deferred policy acquisition costs	1,165	1,235	(5.7)	4,704	4,757	(1.1)
Operating costs and expenses	857	781	9.7	3,103	3,033	2.3
Restructuring and related charges	24	11	118.2	29	182	(84.1)
Interest expense	88	96	(8.3)	333	357	(6.7)
Total costs and expenses	7,936	7,366	7.7	30,106	28,525	5.5

Loss on disposition of operations	(18)	(4)	—	(10)	(93)	89.2

Income from operations before income tax expense	1,037	1,732	(40.1)	6,653	7,178	(7.3)

Income tax expense	277	519	(46.6)	2,017	2,185	(7.7)

Net income	$760	$1,213	(37.3)	$4,636	$4,993	(7.2)

Net income per share - Basic	$1.38	$1.94	(28.9)	$7.83	$7.89	(0.8)

Weighted average shares - Basic	568.4	624.0	(8.9)	592.4	632.5	(6.3)

Net income per share - Diluted	$1.36	$1.93	(29.5)	$7.77	$7.84	(0.9)

Weighted average shares - Diluted	571.9	629.4	(9.1)	596.7	637.2	(6.4)

Cash dividends declared per share	$0.38	$0.35	8.6	$1.52	$1.40	8.6

THE ALLSTATE CORPORATION

CONTRIBUTION TO INCOME

	Three Months Ended December 31,			Twelve Months Ended December 31,
($ in millions, except per share data)	Est. 2007	2006	Percent Change	Est. 2007	2006	Percent Change

Contribution to income

Operating income before the impact of restructuring and related charges	$717	$1,128	(36.4)	$3,882	$5,006	(22.5)
Restructuring and related charges, after-tax	16	7	128.6	19	118	(83.9)

Operating income	701	1,121	(37.5)	3,863	4,888	(21.0)

Realized capital gains and losses, after-tax	61	125	(51.2)	798	186	—
DAC and DSI amortization relating to realized capital gains and losses, after-tax	16	(4)	—	12	36	(66.7)
Non-recurring items, after-tax (1)	—	(18)	(100.0)	—	(18)	100.0
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(6)	(8)	25.0	(29)	(36)	19.4
Loss on disposition of operations, after-tax	(12)	(3)	—	(8)	(63)	87.3

Net income	$760	$1,213	(37.3)	$4,636	$4,993	(7.2)

Income per share - Diluted

Operating income before the impact of restructuring and related charges	$1.28	$1.80	(28.9)	$6.51	$7.86	(17.2)
Restructuring and related charges, after-tax	0.04	0.02	100.0	0.04	0.19	(78.9)

Operating income	1.24	1.78	(30.3)	6.47	7.67	(15.6)

Realized capital gains and losses, after-tax	0.12	0.20	(40.0)	1.34	0.29	—
DAC and DSI amortization relating to realized capital gains and losses, after-tax	0.03	—	—	0.02	0.06	(66.7)
Non-recurring items, after-tax (1)	—	(0.03)	100.0	—	(0.03)	100.0
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(0.01)	(0.01)	—	(0.05)	(0.05)	—
Loss on disposition of operations, after-tax	(0.02)	(0.01)	(100.0)	(0.01)	(0.10)	90.0

Net income	$1.36	$1.93	(29.5)	$7.77	$7.84	(0.9)

(1)   Non-recurring items include a write-off of deferred costs related to a block of corporate owned life insurance policies that terminated due to bankruptcy of the policyholder in the fourth quarter of 2006.

THE ALLSTATE CORPORATION

SEGMENT RESULTS

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	Est.		Est.
($ in millions, except ratios)	2007	2006	2007	2006

Property-Liability
Premiums written	$6,560	$6,604	$27,183	$27,526

Premiums earned	$6,786	$6,832	$27,233	$27,369
Claims and claims expense	4,724	4,138	17,667	16,017
Amortization of deferred policy acquisition costs	1,040	1,043	4,121	4,131
Operating costs and expenses	724	662	2,634	2,567
Restructuring and related charges	22	11	27	157
Underwriting income	276	978	2,784	4,497

Net investment income	490	472	1,972	1,854
Income tax expense on operations	204	440	1,413	1,963

Operating income	562	1,010	3,343	4,388

Realized capital gains and losses, after-tax	182	74	915	227
Loss on disposition of operations, after-tax	—	—	—	(1)

Net income	$744	$1,084	$4,258	$4,614

Catastrophe losses	$472	$279	$1,409	$810

Operating ratios
Claims and claims expense ratio	69.6	60.6	64.9	58.5
Expense ratio (2)	26.3	25.1	24.9	25.1
Combined ratio	95.9	85.7	89.8	83.6

Effect of catastrophe losses on combined ratio	7.0	4.1	5.2	3.0

Effect of prior year reserve reestimates on combined ratio	0.7	(2.7)	(0.6)	(3.5)

Effect of catastrophe losses included in prior year reserve reestimate on combined ratio	(0.4)	—	(0.5)	0.8

Effect of restructuring and related charges on combined ratio	0.3	0.2	0.1	0.6

Effect of Discontinued Lines and Coverages on combined ratio	0.2	0.1	0.2	0.5

Allstate Financial
Premiums and deposits	$1,810	$2,243	$9,627	$11,678
Investments	$74,256	$75,951	$74,256	$75,951

Premiums and contract charges	$480	$510	$1,866	$1,964
Net investment income	1,085	1,058	4,297	4,173
Periodic settlements and accruals on non-hedge derivative instruments	10	12	46	56
Contract benefits	404	435	1,589	1,570
Interest credited to contractholder funds	676	669	2,682	2,614
Amortization of deferred policy acquisition costs	148	158	601	649
Operating costs and expenses	128	119	441	468
Restructuring and related charges	2	—	2	24
Income tax expense on operations	59	57	279	274

Operating income	158	142	615	594

Realized capital gains and losses, after-tax	(125)	39	(125)	(50)
DAC and DSI amortization relating to realized capital gains and losses, after-tax	16	(4)	12	36
Non-recurring items, after-tax (1)	—	(18)	—	(18)
Reclassification of periodic settlements and accruals on non-hedge
derivative instruments, after-tax	(6)	(8)	(29)	(36)
Loss on disposition of operations, after-tax	(12)	(3)	(8)	(62)

Net income	$31	$148	$465	$464

Corporate and Other
Net investment income	$52	$34	$166	$150
Operating costs and expenses	93	96	361	355
Restructuring and related charges	—	—	—	1
Income tax benefit on operations	(22)	(31)	(100)	(112)

Operating loss	(19)	(31)	(95)	(94)

Realized capital gains and losses, after-tax	4	12	8	9

Net loss	$(15)	$(19)	$(87)	$(85)

Consolidated net income	$760	$1,213	$4,636	$4,993

(1)   Non-recurring items include a write-off of deferred costs related to a block of corporate owned life insurance policies that terminated due to bankruptcy of the policyholder in the fourth quarter of 2006.

(2)   During the fourth quarter of 2007, the increase in the expense ratio was related to advertising, marketing and technology investments in product and service innovations.

THE ALLSTATE CORPORATION

UNDERWRITING RESULTS BY AREA OF BUSINESS

	Three Months Ended December 31,			Twelve Months Ended December 31,

	Est.		Percent	Est.		Percent
($ in millions, except ratios)	2007	2006	Change	2007	2006	Change

Property-Liability Underwriting Summary
Allstate Protection	$294	$984	(70.1)	$2,838	$4,636	(38.8)
Discontinued Lines and Coverages	(18)	(6)	—	(54)	(139)	61.2
Underwriting income	$276	$978	(71.8)	$2,784	$4,497	(38.1)

Allstate Protection Underwriting Summary
Premiums written	$6,560	$6,604	(0.7)	$27,183	$27,525	(1.2)
Premiums earned	$6,785	$6,831	(0.7)	$27,232	$27,366	(0.5)
Claims and claims expense	4,708	4,133	13.9	17,620	15,885	10.9
Amortization of deferred policy acquisition costs	1,040	1,043	(0.3)	4,121	4,131	(0.2)
Operating costs and expenses	721	660	9.2	2,626	2,557	2.7
Restructuring and related charges	22	11	100.0	27	157	(82.8)
Underwriting income	$294	$984	(70.1)	$2,838	$4,636	(38.8)

Catastrophe losses	$472	$279	69.2	$1,409	$810	74.0

Operating ratios:
Claims and claims expense ratio	69.4	60.5		64.7	58.1
Expense ratio (1)	26.3	25.1		24.9	25.0
Combined ratio	95.7	85.6		89.6	83.1

Effect of catastrophe losses on combined ratio	7.0	4.1		5.2	3.0

Effect of restructuring and related charges on combined ratio	0.3	0.2		0.1	0.6

Discontinued Lines and Coverages
Underwriting Summary
Premiums written	$—	$—	—	$—	$1	(100.0)
Premiums earned	$1	$1	—	$1	$3	(66.7)
Claims and claims expense	16	5	—	47	132	(64.4)
Operating costs and expenses	3	2	50.0	8	10	(20.0)
Underwriting loss	$(18)	$(6)	—	$(54)	$(139)	61.2

Effect of Discontinued Lines and Coverages on the Property-Liability combined ratio	0.2	0.1		0.2	0.5

(1)          During the fourth quarter of 2007, the increase in the expense ratio was related to advertising, marketing and technology investments in product and service innovations.

THE ALLSTATE CORPORATION

PROPERTY-LIABILITY PREMIUMS WRITTEN BY MARKET SEGMENT

	Three Months Ended December 31,			Twelve Months Ended December 31,

	Est.		Percent	Est.		Percent
($ in millions)	2007	2006	Change	2007	2006	Change

Allstate brand
Standard auto (1)	$3,949	$3,891	1.5	$16,035	$15,704	2.1
Non-standard auto (1)	265	310	(14.5)	1,179	1,386	(14.9)
Involuntary auto	16	19	(15.8)	78	114	(31.6)
Commercial lines	168	190	(11.6)	736	834	(11.8)
Homeowners	1,365	1,383	(1.3)	5,711	5,926	(3.6)
Other personal lines	364	362	0.6	1,583	1,600	(1.1)

	6,127	6,155	(0.5)	25,322	25,564	(0.9)
Encompass brand
Standard auto	266	266	—	1,125	1,138	(1.1)
Non-standard auto	14	22	(36.4)	68	94	(27.7)
Involuntary auto	3	3	—	17	22	(22.7)
Homeowners	123	131	(6.1)	538	589	(8.7)
Other personal lines	27	27	—	113	118	(4.2)

	433	449	(3.6)	1,861	1,961	(5.1)

Allstate Protection	6,560	6,604	(0.7)	27,183	27,525	(1.2)

Discontinued Lines and Coverages	—	—	—	—	1	(100.0)

Property-Liability	$6,560	$6,604	(0.7)	$27,183	$27,526	(1.2)

Allstate Protection
Standard auto	$4,215	$4,157	1.4	$17,160	$16,842	1.9
Non-standard auto	279	332	(16.0)	1,247	1,480	(15.7)
Involuntary auto	19	22	(13.6)	95	136	(30.1)
Commercial lines	168	190	(11.6)	736	834	(11.8)
Homeowners	1,488	1,514	(1.7)	6,249	6,515	(4.1)
Other personal lines	391	389	0.5	1,696	1,718	(1.3)

	$6,560	$6,604	(0.7)	$27,183	$27,525	(1.2)

(1)  Included in the fourth quarter 2007 amounts are premiums written associated with restoring mandatory personal injury protection in the state of Florida during the period.

THE ALLSTATE CORPORATION

PROPERTY-LIABILITY

ANNUAL IMPACT OF NET RATE CHANGES APPROVED ON PREMIUMS WRITTEN (1)

	Three Months Ended
	December 31, 2007 (Est.)

	Number of
	States	Countrywide (%) (2)	State Specific (%) (3)
Allstate brand
Standard auto (5)	8	0.2	2.1
Non-standard auto (5)	1	(0.1)	(8.6)
Homeowners	5	—	—

Encompass brand
Standard auto	5	0.6	7.3
Non-standard auto	—	—	—
Homeowners	5	0.1	6.8

	Twelve Months Ended
	December 31, 2007 (Est.)

	Number of
	States	Countrywide (%) (2)	State Specific (%) (3)
Allstate brand
Standard auto (5)	25	1.3	4.4
Non-standard auto (5)	9	1.0	4.7
Homeowners (4)	33	3.6	5.8

Encompass brand
Standard auto	12	0.4	1.2
Non-standard auto	7	8.1	14.6
Homeowners (4)	26	2.3	4.3

(1)          Rate increases that are indicated based on a loss trend analysis to achieve a targeted return will continue to be pursued in all locations and for all products. Rate changes include changes approved based on our net cost of reinsurance. These rate changes do not reflect initial rates filed for insurance subsidiaries initially writing new business.

(2)          Represents the impact in the states where rate changes were approved during 2007 as a percentage of total countrywide prior year-end premiums written.

(3)          Represents the impact in the states where rate changes were approved during 2007 as a percentage of total prior year-end premiums written in those states.

(4)          Includes Washington, D.C.

(5)          Excludes the impact of rate changes in the state of Florida relating to the discontinuation and reinstatement of mandatory personal injury protection.

THE ALLSTATE CORPORATION

ALLSTATE PROTECTION MARKET SEGMENT ANALYSIS

	Three Months Ended December 31,

($ in millions, except ratios)	Est. 2007	2006	Est. 2007	2006	Est. 2007	2006	Est. 2007	2006

					Effect of
					Catastrophe Losses
	Premiums Earned		Loss Ratio (2)		on the Loss Ratio		Expense Ratio

Allstate brand
Standard auto	$4,011	$3,964	70.3	65.0	0.1	0.6	25.6	24.1
Non-standard auto	290	334	44.8	53.9	0.3	—	25.2	21.8
Homeowners	1,428	1,424	74.8	52.7	28.4	16.5	27.2	26.7
Other (1)	597	618	61.0	53.1	5.9	(1.0)	28.8	26.8

Total Allstate brand	6,326	6,340	69.3	60.5	7.1	4.0	26.2	24.8

Encompass brand
Standard auto	277	289	73.3	60.2	0.4	0.3	24.5	28.7
Non-standard auto	16	23	75.0	60.9	—	4.3	31.3	30.4
Homeowners	133	144	58.6	55.6	17.3	15.3	30.1	30.5
Other (1)	33	35	93.9	85.7	—	5.7	30.3	14.3

Total Encompass brand	459	491	70.6	60.7	5.2	5.3	26.8	28.3

Allstate Protection	$6,785	$6,831	69.4	60.5	7.0	4.1	26.3	25.1

	Twelve Months Ended December 31,

($ in millions, except ratios)	Est. 2007	2006	Est. 2007	2006	Est. 2007	2006	Est. 2007	2006

					Effect of
					Catastrophe Losses
	Premiums Earned		Loss Ratio (2)		on the Loss Ratio		Expense Ratio

Allstate brand
Standard auto	$15,952	$15,591	65.8	61.5	0.6	0.6	24.4	24.5
Non-standard auto	1,232	1,436	54.9	56.1	0.2	—	23.5	22.0
Homeowners	5,732	5,793	66.5	50.4	19.5	10.9	25.0	25.3
Other (1)	2,426	2,546	60.4	52.1	5.0	(0.9)	26.3	26.5

Total Allstate brand	25,342	25,366	64.9	57.8	5.3	2.8	24.7	24.7

Encompass brand
Standard auto	1,127	1,160	64.2	60.0	0.4	(0.3)	26.4	28.3
Non-standard auto	76	98	75.0	76.5	—	1.0	27.6	29.6
Homeowners	551	590	54.6	58.6	12.0	17.3	30.0	30.2
Other (1)	136	152	61.8	81.6	2.2	7.9	27.2	25.6

Total Encompass brand	1,890	2,000	61.6	62.1	3.9	5.6	27.6	28.7

Allstate Protection	$27,232	$27,366	64.7	58.1	5.2	3.0	24.9	25.0

(1)          Other includes commercial lines, condominium, renters, involuntary auto and other personal lines.

(2)          Loss Ratio comparisons are impacted by the relative level of prior year reserve reestimates.  Please refer to the “Effect of Pretax Prior Year Reserve Reestimates on the Combined Ratio” table for detailed reserve reestimate information.

THE ALLSTATE CORPORATION

PROPERTY-LIABILITY

EFFECT OF PRETAX PRIOR YEAR RESERVE REESTIMATES ON THE COMBINED RATIO

	Three Months Ended December 31,

			Effect of Pretax Reserve
	Pretax		Reestimates on the
	Reserve Reestimates (1)		Combined Ratio

	Est.		Est.
($ in millions, except ratios)	2007	2006	2007	2006

Auto	$(22)	$(158)	(0.3)	(2.3)
Homeowners	44	20	0.7	0.3
Other	10	(51)	0.1	(0.8)

Allstate Protection (2)	32	(189)	0.5	(2.8)

Discontinued Lines and Coverages	16	5	0.2	0.1

Property-Liability	$48	$(184)	0.7	(2.7)

Allstate brand	$17	$(184)	0.3	(2.7)
Encompass brand	15	(5)	0.2	(0.1)

Allstate Protection (2)	$32	$(189)	0.5	(2.8)

	Three Months Ended December 31,

			Effect of Pretax Reserve
	Pretax		Reestimates on the
	Reserve Reestimates (1)		Combined Ratio

	Est.		Est.
($ in millions, except ratios)	2007	2006	2007	2006

Auto	$(311)	$(737)	(1.1)	(2.7)
Homeowners	115	(244)	0.4	(0.9)
Other	(23)	(122)	(0.1)	(0.4)

Allstate Protection (3)	(219)	(1,103)	(0.8)	(4.0)

Discontinued Lines and Coverages	47	132	0.2	0.5

Property-Liability	$(172)	$(971)	(0.6)	(3.5)

Allstate brand	$(167)	$(1,085)	(0.6)	(3.9)
Encompass brand	(52)	(18)	(0.2)	(0.1)

Allstate Protection (3)	$(219)	$(1,103)	(0.8)	(4.0)

(1)   Favorable reserve reestimates are shown in parentheses.

(2)          Unfavorable reserve reestimates included in catastrophe losses totaled $26 million in the three months ended December 31, 2007 and there were no reserve reestimates included in catastrophe losses in the three months ended December 31, 2006.

(3)          Unfavorable reserve reestimates included in catastrophe losses totaled $127 million in the twelve months ended December 31, 2007 and favorable reserve reestimates included in catastrophe losses totaled $223 million in the twelve months ended December 31, 2006.

THE ALLSTATE CORPORATION

ALLSTATE FINANCIAL PREMIUMS AND DEPOSITS

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,

	Est.		Percent	Est.		Percent
($ in millions)	2007	2006	Change	2007	2006	Change

Life Products
Interest-sensitive life	$367	$381	(3.7)	$1,437	$1,488	(3.4)
Traditional	117	109	7.3	397	354	12.1
Other	98	88	11.4	377	339	11.2
	582	578	0.7	2,211	2,181	1.4

Annuities
Indexed annuities	165	182	(9.3)	629	748	(15.9)
Fixed deferred annuities	673	666	1.1	2,654	4,908	(45.9)
Sub-total	838	848	(1.2)	3,283	5,656	(42.0)
Fixed immediate annuities	200	205	(2.4)	553	627	(11.8)
Variable annuities (1)	—	—	—	—	678	(100.0)
	1,038	1,053	(1.4)	3,836	6,961	(44.9)

Institutional Products
Funding agreements backing medium-term notes	—	500	(100.0)	3,000	2,100	42.9

Bank Deposits	190	112	69.6	580	436	33.0

Total	$1,810	$2,243	(19.3)	$9,627	$11,678	(17.6)

Total excluding variable annuities (1)	$1,810	$2,243	(19.3)	$9,627	$11,000	(12.5)

(1)   Disposed through reinsurance effective June 1, 2006.

THE ALLSTATE CORPORATION

ALLSTATE FINANCIAL ANALYSIS OF NET INCOME

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,

	Est.		Percent	Est.		Percent
($ in millions)	2007	2006	Change	2007	2006	Change

Benefit spread
Premiums	$219	$268	(18.3)	$870	$899	(3.2)
Cost of insurance contract charges (1)	168	156	7.7	652	638	2.2
Contract benefits excluding the implied interest on immediate annuities with life contingencies (2)	(268)	(301)	11.0	(1,042)	(1,031)	(1.1)
Benefit spread	119	123	(3.3)	480	506	(5.1)

Investment spread
Net investment income	1,085	1,058	2.6	4,297	4,173	3.0
Implied interest on immediate annuities with life contingencies (2)	(136)	(134)	(1.5)	(547)	(539)	(1.5)
Interest credited to contractholder funds	(674)	(670)	(0.6)	(2,681)	(2,609)	(2.8)
Investment spread	275	254	8.3	1,069	1,025	4.3

Surrender charges and contract maintenance expense fees (1)	93	86	8.1	344	427	(19.4)
Realized capital gains and losses	(193)	61	—	(193)	(77)	(150.6)
Amortization of deferred policy acquisition costs	(125)	(192)	34.9	(583)	(626)	6.9
Operating costs and expenses	(128)	(119)	(7.6)	(441)	(468)	5.8
Restructuring and related charges	(2)	—	—	(2)	(24)	91.7
Loss on disposition of operations	(18)	(4)	—	(10)	(92)	89.1
Income tax benefit (expense) on operations	10	(61)	116.4	(199)	(207)	3.9

Net income	$31	$148	(79.1)	$465	$464	0.2

Benefit spread by product group
Life insurance	$136	$135	0.7	$515	$549	(6.2)
Annuities	(17)	(12)	(41.7)	(35)	(43)	18.6
Benefit spread	$119	$123	(3.3)	$480	$506	(5.1)

Investment spread by product group
Annuities	$120	$121	(0.8)	$505	$481	5.0
Life insurance	16	13	23.1	73	67	9.0
Institutional products	23	22	4.5	87	88	(1.1)
Bank and other	3	3	—	—	9	(100.0)
Net investment income on investments supporting capital	113	95	18.9	404	380	6.3
Investment spread	$275	$254	8.3	$1,069	$1,025	4.3

(1) Reconciliation of contract charges
Cost of insurance contract charges	$168	$156	7.7	$652	$638	2.2
Surrender charges and contract maintenance expense fees	93	86	8.1	344	427	(19.4)
Total contract charges	$261	$242	7.9	$996	$1,065	(6.5)

(2) Reconciliation of contract benefits
Contract benefits excluding the implied interest on immediate annuities with life contingencies	$(268)	$(301)	11.0	$(1,042)	$(1,031)	(1.1)
Implied interest on immediate annuities with life contingencies	(136)	(134)	(1.5)	(547)	(539)	(1.5)
Total contract benefits	$(404)	$(435)	7.1	$(1,589)	$(1,570)	(1.2)

THE ALLSTATE CORPORATION

INVESTMENT RESULTS

		Three Months Ended December 31,		Twelve Months Ended December 31,

		Est.		Est.
($ in millions)		2007	2006	2007	2006
NET INVESTMENT INCOME
Fixed income securities:
Tax exempt		$242	$251	$969	$1,027
Taxable (1)		1,120	1,109	4,490	4,302
Equity securities (1)		28	38	114	117
Mortgage loans		159	138	600	545
Limited partnership interests (1)		88	42	293	187
Short-term		47	51	221	230
Other (1)		48	49	191	174
Investment income		1,732	1,678	6,878	6,582
Less: Investment expense		105	114	443	405
Net investment income		$1,627	$1,564	$6,435	$6,177

REALIZED CAPITAL GAINS AND LOSSES (PRETAX)
Investment write-downs		$(126)	$(8)	$(163)	$(47)
Dispositions		384	193	1,336	379
Valuation of derivative instruments		(166)	37	(77)	26
Settlements of derivative instruments		6	(26)	139	(72)
Realized capital gains and losses (pretax)		$98	$196	$1,235	$286

				Dec. 31,	Dec. 31,
				2007 (Est.)	2006
INVESTMENTS
Fixed income securities
Available for sale, at fair value
Tax exempt				$19,038	$20,123
Taxable (1)				75,413	77,170
Total fixed income securities (1)				94,451	97,293
Equity securities, at fair value (1)				5,257	6,152
Mortgage loans				10,830	9,467
Limited partnership interests (1) (2)				2,501	1,625
Short-term				3,058	2,430
Other (1)				2,883	2,790
Total Investments				$118,980	$119,757

FIXED INCOME SECURITIES BY TYPE
U.S. government and agencies				$4,421	$4,033
Municipal				25,307	25,608
Corporate (1)				38,467	39,798
Asset-backed securities				8,679	9,211
Commercial mortgage-backed securities				7,617	7,837
Mortgage-backed securities				6,959	7,916
Foreign government				2,936	2,818
Redeemable preferred stock				65	72
Total fixed income securities (1)				$94,451	$97,293

FIXED INCOME SECURITIES BY CREDIT QUALITY (1)
NAIC Rating	Moodys Equivalent

1	Aaa/Aa/A			$71,458	$74,176
2	Baa			18,361	18,688
3	Ba			2,904	2,689
4	B			1,296	1,306
5	Caa or lower			378	344
6	In or near default			54	90
Total				$94,451	$97,293

AMORTIZED COST
Fixed income securities
Available for sale, at amortized cost
Tax exempt				$18,393	$19,233
Taxable (1)				75,102	75,520
Total fixed income securities (1)				93,495	94,753
Equity securities, at cost (1)				$4,267	$4,401

(1)  To conform to the current period presentation, prior periods have been reclassified.

(2)  We have commitments to invest in additional limited partnerships totalling $2.2 billion at December 31, 2007.

THE ALLSTATE CORPORATION

COMPONENTS OF REALIZED CAPITAL GAINS AND LOSSES (PRETAX)

	Three Months Ended December 31, 2007 (Est.)				Three Months Ended December 31, 2006

($ in millions)	Property-	Allstate	Corporate		Property-	Allstate	Corporate
	Liability	Financial	and Other	Total	Liability	Financial	and Other	Total

Investment write-downs	$(31)	$(95)	$—	$(126)	$(4)	$(4)	$—	$(8)
Dispositions (1)	353	26	5	384	142	31	20	193
Valuation of derivative instruments (2)	(47)	(120)	1	(166)	21	16	—	37
Settlements of derivative instruments (2)	10	(4)	—	6	(44)	18	—	(26)

Total	$285	$(193)	$6	$98	$115	$61	$20	$196

	Twelve Months Ended December 31, 2007 ( Est.)				Twelve Months Ended December 31, 2006

($ in millions)	Property-	Allstate	Corporate		Property-	Allstate	Corporate
	Liability	Financial	and Other	Total	Liability	Financial	and Other	Total

Investment write-downs	$(44)	$(118)	$(1)	$(163)	$(26)	$(21)	$—	$(47)
Dispositions	1,342	(18)	12	1,336	451	(87)	15	379
Valuation of derivative instruments (2)	(15)	(63)	1	(77)	43	(17)	—	26
Settlements of derivative instruments (2)	133	6	—	139	(120)	48	—	(72)

Total	$1,416	$(193)	$12	$1,235	$348	$(77)	$15	$286

(1)   In the fourth quarter of 2007, the Company recognized $38 million of losses related to a change in our intent to hold certain securities with unrealized losses until they recover in value. The change in our intent was due to strategic asset allocation strategies and ongoing comprehensive reviews of the Property-Liability and Allstate Financial portfolios as well as a liquidity strategy in Property-Liability. The Company identified $1.68 billion of securities which we did not have the intent to hold until recovery to achieve these objectives.

(2)   The realized capital gains and losses (pretax) on the valuation and settlement of derivative instruments totaling $(160) million and $62 million in the three and twelve months ended December 31, 2007, respectively, are shown by derivative strategy in the table below:

	December 31, 2007 ( Est.)
($ in millions)	Three	Twelve
	Months	Months
	Ended	Ended	Comments
Interest rate exposure
Asset/liability management	$(58)	$(70)	Allstate Financial activities resulted in duration shortening in the portfolio, which generated losses as interest rates declined.
Portfolio duration management	(64)	(69)	Property-Liability activities resulted in net short derivative positions, which generated losses as interest rates declined.
Hedging of interest rate exposure in annuity contracts	(14)	(22)

Certain Allstate Financial annuity contracts have crediting rates linked to treasury rates. The hedging instruments for these contracts decline in value with the passage of time and when treasury rates fall, as these generally did over the course of the year.

Equity exposure
Asset replication and hedging unrealized gains on equity securities	28	72	We held both long and short derivative positions as equity market indices moved throughout the year.
Embedded derivatives - conversion options in fixed income securities and equity indexed notes	(46)	84	Fluctuations in value were caused by a decline in the equity market during the quarter and an overall increase during the year.
Credit exposure
Asset replication	(33)	(29)	Decrease due to the overall widening of credit spreads.
Commodity exposure
Commodity derivatives for excess return	29	106	Increases in the underlying commodity index.
Currency exposure
Foreign currency contracts	(11)	(7)
Other	9	(3)

Total	$(160)	$62

THE ALLSTATE CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	December 31,	December 31,
($ in millions, except par value data)	2007 (Est.)	2006

Assets
Investments
Fixed income securities, at fair value (amortized cost $93,495 and $94,753) (3)	$94,451	$97,293
Equity securities, at fair value (cost $4,267 and $4,401) (3)	5,257	6,152
Mortgage loans	10,830	9,467
Limited partnership interests (3)	2,501	1,625
Short-term	3,058	2,430
Other (3)	2,883	2,790
Total investments (1)	118,980	119,757

Cash	422	443
Premium installment receivables, net	4,879	4,789
Deferred policy acquisition costs	5,768	5,332
Reinsurance recoverables, net	5,817	5,827
Accrued investment income	1,050	1,062
Deferred income taxes	467	224
Property and equipment, net	1,062	1,010
Goodwill	825	825
Other assets	2,209	2,111
Separate Accounts	14,929	16,174
Total assets	$156,408	$157,554

Liabilities
Reserve for property-liability insurance claims and claims expense	$18,865	$18,866
Reserve for life-contingent contract benefits	13,212	12,786
Contractholder funds	61,975	62,031
Unearned premiums	10,409	10,427
Claim payments outstanding	748	717
Other liabilities and accrued expenses	8,779	10,045
Short-term debt	—	12
Long-term debt	5,640	4,650
Separate Accounts	14,929	16,174
Total liabilities	134,557	135,708

Shareholders’ equity
Preferred stock, $1 par value, 25 million shares authorized, none issued	—	—
Common stock, $.01 par value, 2.0 billion shares authorized and 900 million issued, 563 million and 622 million shares outstanding	9	9
Additional capital paid-in	3,052	2,939
Retained income	32,796	29,070
Deferred ESOP expense	(55)	(72)
Treasury stock, at cost (337 million and 278 million shares)	(14,574)	(11,091)
Accumulated other comprehensive income:
Unrealized net capital gains and losses (2)	888	2,074
Unrealized foreign currency translation adjustments	79	26
Net funded status of pension and other postretirement benefit obligation (4)	(344)	(1,109)
Total accumulated other comprehensive income	623	991
Total shareholders’ equity	21,851	21,846
Total liabilities and shareholders’ equity	$156,408	$157,554

(1)   Total investments include $40,905 for Property-Liability, $74,256 for Allstate Financial and $3,819 for Corporate and Other investments at December 31, 2007. Total investments include $41,663 for Property-Liability, $75,951 for Allstate Financial and $2,143 for Corporate and Other investments at December 31, 2006.

(2)   Total pretax unrealized gains and losses on the fixed income and equity portfolios were $1.95 billion and $4.29 billion at December 31, 2007 and December 31, 2006, respectively.

(3)   To conform to the current year presentation, prior period equity securities balances have been reclassifed to the limited partnership interests investments category and bank loans have been reclassified from fixed income securities to the other investments category to promote transparency. There is no impact of this reclassification on net income or earnings per share.

(4)   The decline in the net underfunded status of the pension and other post-retirement benefit obligation is primarily related to the performance of the assets and a change in the discount rate of the pension plans, and lower than assumed claims experience in the other post-retirement employee benefit plans.

THE ALLSTATE CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	December 31,	December 31,
($ in millions)	2007 (Est.)	2006

Cash flows from operating activities
Net income	$4,636	$4,993
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and other non-cash items	(257)	(188)
Realized capital gains and losses	(1,235)	(286)
Loss on disposition of operations	10	93
Interest credited to contractholder funds	2,681	2,609
Changes in:
Policy benefit and other insurance reserves	(192)	(3,236)
Unearned premiums	(74)	132
Deferred policy acquisition costs	(37)	(196)
Premium installment receivables, net	(62)	(49)
Reinsurance recoverables, net	(240)	828
Income taxes payable	(52)	486
Other operating assets and liabilities	255	(131)
Net cash provided by operating activities	5,433	5,055

Cash flows from investing activities
Proceeds from sales
Fixed income securities (1)	23,462	23,651
Equity securities (1)	9,127	3,659
Limited partnership interests (1)	800	415
Investment collections
Fixed income securities (1)	5,257	4,599
Mortgage loans	1,649	1,649
Investment purchases
Fixed income securities (1)	(26,401)	(29,243)
Equity securities (1)	(7,902)	(3,722)
Limited partnership interests (1)	(1,375)	(1,042)
Mortgage loans	(2,936)	(2,331)
Change in short-term investments, net	(1,323)	1,332
Change in other investments, net (1)	(202)	101
Disposition of operations	3	(826)
Purchases of property and equipment, net	(274)	(161)
Net cash used in investing activities	(115)	(1,919)

Cash flows from financing activities
Change in short-term debt, net	(12)	(401)
Proceeds from issuance of long-term debt	987	644
Repayment of long-term debt	(9)	(851)
Contractholder fund deposits	8,632	10,066
Contractholder fund withdrawals	(10,599)	(10,208)
Dividends paid	(901)	(873)
Treasury stock purchases	(3,604)	(1,770)
Shares reissued under equity incentive plans, net	109	239
Excess tax benefits from share-based payment arrangements	29	52
Other	29	96
Net cash used in financing activities	(5,339)	(3,006)

Net (decrease) increase in cash	(21)	130
Cash at beginning of year	443	313
Cash at end of year	$422	$443

(1)  To conform to the current period presentation, the prior period has been reclassified.

Residential and Commercial Mortgage-Backed and Other Asset-Backed Securities

During the fourth quarter of 2007, certain financial markets continued to experience decreased liquidity.  This was particularly evident in the markets for sub-prime residential mortgage-backed securities.  We experienced this illiquidity particularly in our asset-backed residential mortgage-backed securities (“ABS RMBS”), asset-backed collateralized debt obligations (“ABS CDOs”), Alt-A residential mortgage-backed securities (“Alt-A”) and commercial real estate collateralized debt obligations (“CRE CDO”) portfolios.  These portfolios totaled $5.85 billion, or less than 5% of our total investments at December 31, 2007.  Certain other asset-backed and real estate-backed securities markets experienced illiquidity, but to a lesser degree.

 The fair values of securities comprising the illiquid portfolios are obtained from an independent third-party pricing service and broker quotes. We evaluated the reasonableness of the fair value of these portfolios as of December 31, 2007 by comparing vendor prices to alternative third-party pricing and valuation services, both of which consider available market information including, but not limited to, collateral quality, anticipated cash flows, credit enhancements, default rates, loss severities, and credit ratings from statistical rating agencies. In addition, we also considered the reasonableness of security values based upon the securities’ relative position within their respective capital structures in determining the reasonableness of fair values, on a portfolio basis, for the above referenced securities as of December 31, 2007.

Write-downs during the fourth quarter of 2007, were recorded on our ABS RMBS and ABS CDOs totaling $20 million and $62 million, respectively.  We did not record any write-downs related to our Alt-As or CRE CDOs.

Unrealized losses as of December 31, 2007 totaled $502 million on the ABS RMBS, $40 million on the ABS CDOs, $60 million on the Alt-As and $156 million on the CRE CDOs.

Although we do not currently anticipate any additional other-than-temporary impairments on these securities, a significant further deterioration or sustained weakness of future market conditions could cause us to alter that outlook.  It is important to note, based on our analysis and the seniority of our securities’ claim on the underlying collateral, we currently expect to receive all contractual principal and interest payments on these securities, and have the intent to hold these securities until they recover in value.

Information about certain of our collateralized securities and their financial ratings is presented in the table below.

(in millions)	Fair value at December 31, 2007	% to Total Investments	Aaa	Aa	A	Baa	Ba or lower
Mortgage-backed securities
U.S. Agency	$4,317	3.6%	100.0%	—	—	—	—
Prime	1,320	1.1	97.2	2.8%	—	—	—
Alt-A	1,317	1.1	95.7	3.3	1.0%	—	—
Other	5	—	—	100.0	—	—	—
Total Mortgage-backed securities	$6,959	5.8%

Commercial mortgage-backed securities	$7,049	5.9%	79.4	13.3	5.7	1.6	—
Commercial real estate collateralized debt obligations (“CRE CDO”)	568	0.5	33.3	31.1	25.2	10.4	—
Total Commercial mortgage-backed securities	$7,617	6.4%

Asset-backed securities
Asset-backed residential mortgage-backed securities (“ABS RMBS”)	$3,926	3.3%	71.8	21.2	6.0	0.1	0.9
Asset-backed collateralized debt obligations (“ABS CDOs”)	36	—	86.1	13.9	—	—	—
Total asset-backed securities collateralized by sub-prime residential mortgage loans	3,962	3.3

Other collateralized debt obligations	2,026	1.7	34.0	26.5	27.5	8.3	3.7
Other asset-backed securities	2,691	2.3	70.2	6.5	11.4	9.1	2.8
Total Asset-backed securities	$8,679	7.3%

Alt-A mortgage-backed securities are at fixed or variable rates and include certain securities that are collateralized by residential mortgage loans issued to borrowers with stronger credit profiles than sub-prime borrowers, but who do not qualify for prime financing terms due to high loan-to-value ratios or limited supporting documentation.  Changes during the fourth quarter of 2007 in our Alt-A holdings and characteristics of the portfolio:

•                  We acquired $66 million, which are rated Aaa.

•                  $1.06 billion or 80.5% were issued during 2005, 2006 and 2007.

•                  There were no other-than-temporary losses during the fourth quarter of 2007.

•                  As of December 31, 2007, net unrealized losses totaled $58 million, which were comprised of $2 million of unrealized gains and $60 million of unrealized losses.

•                  Fair value represents 95.8% of the amortized cost of these securities.

CRE CDOs are investments secured primarily by commercial mortgage-backed securities and other commercial mortgage debt obligations.  These securities are generally less liquid and have a higher risk profile than other commercial mortgage-backed securities.  Characteristics of the portfolio:

•                  There were no other-than-temporary losses during the fourth quarter of 2007.

•                  As of December 31, 2007, net unrealized losses totaled $155 million, which were comprised of $1 million of unrealized gains and $156 million of unrealized losses.

•                  Fair value represents 78.7% of the amortized cost of these securities.

ABS RMBS includes securities that are collateralized by mortgage loans issued to borrowers that cannot qualify for prime or alternative financing terms due in part to an impaired or limited credit history.  Changes during the fourth quarter of 2007 in our ABS RMBS holdings and characteristics of the portfolio:

•                  We collected $166 million of principal repayments consistent with the expected cash flows.  These repayments represent approximately 4% of the amortized cost of our outstanding portfolio at December 31, 2007.

•                  Three second lien securities with a fair value of $16 million were downgraded within the investment grade ratings.  Four second lien securities with a fair value of $38 million were downgraded from investment grade to below investment grade ratings.

•                  We sold $30 million, recognizing a loss of $2 million.

•                  $3.24 billion or 82.5% were issued during 2005, 2006 and 2007, with 81.9% of these securities rated Aaa, 15.4% rated Aa and 1.4% rated A.

•                  $900 million or 31.9% of the Aaa securities are insured by 6 bond insurers.

•                  $20 million other-than-temporary losses were recorded on three ABS RMBS due to actual and expected deterioration in the performance of the underlying collateral.

•                  As of December 31, 2007, net unrealized losses on sub-prime RMBS totaled $500 million and were comprised of $2 million of unrealized gains and $502 million of unrealized losses.

•                  Fair value represents 88.7% of the amortized cost of these securities.

ABS CDOs are securities collateralized by a variety of residential mortgage-backed and other securities, which may include sub-prime RMBS.  Changes during the fourth quarter of 2007 in our ABS CDO holdings and characteristics of this portfolio:

•                  $62 million other-than-temporary losses were recorded on seven ABS CDO reflecting the impaired value of the underlying assets based on expected credit losses.  In addition, one transaction was unable to meet a margin call due to significant declines in the market values of the underlying collateral.

•                  As of December 31, 2007, unrealized losses on ABS CDOs totaled $40 million.

•                  Fair value represents 47.4% of the amortized cost of these securities.

Bond Insurers

Approximately $13.0 billion or 51.4% of our municipal bond portfolio is insured by bond insurers.  Our practices for acquiring and monitoring municipal bonds primarily take into consideration the quality of the underlying security.  As of December 31, 2007, we believe that the current valuations already reflect a significant decline in the value of the insurance, and further such declines if any, are not expected to be material.  While the valuation of these holdings may be temporarily impacted by negative market developments, we continue to have the intent and ability to hold the bonds and expect to receive all of the contractual cash flows.  As of December 31, 2007, 34.6% of our insured municipal bond portfolio was insured by MBIA, 25.6% by AMBAC, 19.4% by FSA and 16.6% by FGIC.  In addition, we hold securities totaling $47 million that were directly issued by these bond insurers.

Definitions of GAAP Operating Ratios and Impacts of Specific Items on the GAAP Operating Ratios

Claims and claims expense (“loss”) ratio is the ratio of claims and claims expense to premiums earned.  Loss ratios include the impact of catastrophe losses.

Expense ratio is the ratio of amortization of deferred acquisition costs (“DAC”), operating costs and expenses and restructuring and related charges to premiums earned.

Combined ratio is the ratio of claims and claims expense, amortization of DAC, operating costs and expenses and restructuring and related charges to premiums earned.  The combined ratio is the sum of the loss ratio and the expense ratio.  The difference between 100% and the combined ratio represents underwriting income (loss) as a percentage of premiums earned.

Effect of Discontinued Lines and Coverages on combined ratio is the ratio of claims and claims expense and other costs and expenses in the Discontinued Lines and Coverages segment to Property-Liability premiums earned.  The sum of the effect of Discontinued Lines and Coverages on the combined ratio and the Allstate Protection combined ratio is equal to the Property-Liability combined ratio.

Effect of catastrophe losses on combined ratio is the percentage of catastrophe losses included in claims and claims expenses to premiums earned.  This ratio includes prior year reserve reestimates.

Effect of prior year reserve reestimates on combined ratio is the percentage of prior year reserve reestimates included in claims and claims expense to premiums earned.  This ratio includes prior year reserve reestimates of catastrophe losses.

Effect of restructuring and related charges on combined ratio is the percentage of restructuring and related charges to premiums earned.

Definitions of Non-GAAP and Operating Measures

We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP financial measures.  Our methods of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Operating income is net income, excluding:

•                  realized capital gains and losses, after-tax, except for periodic settlements and accruals on non-hedge derivative instruments, which are reported with realized capital gains and losses but included in operating income,

•                  amortization of DAC and deferred sales inducements (“DSI”), to the extent they resulted from the recognition of certain realized capital gains and losses,

•                  gain (loss) on disposition of operations, after-tax, and

•                  adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years.

Net income is the GAAP measure that is most directly comparable to operating income.

We use operating income as an important measure to evaluate our results of operations.  We believe that the measure provides investors with a valuable measure of the Company’s ongoing performance because it reveals trends in our insurance and financial services business that may be obscured by the net effect of realized capital gains and losses, gain (loss) on disposition of operations and adjustments for other significant non-recurring, infrequent or unusual items.  Realized capital gains and losses and gain (loss) on disposition of operations may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions, the timing of which is unrelated to the insurance underwriting process.  Consistent with our intent to protect results or earn additional income, operating income includes periodic settlements and accruals on certain derivative instruments that are reported in realized capital gains and losses because they do not qualify for hedge accounting or are not designated as hedges for accounting purposes.  These instruments are used for economic hedges and to replicate fixed income securities, and by including them in operating income, we are appropriately reflecting their trends in our performance and in a manner consistent with the economically hedged investments, product attributes (e.g. net investment income and interest credited to contractholder funds) or replicated investments.  Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends.  Accordingly, operating income excludes the effect of items that tend to be highly variable from period to period and highlights the results from ongoing operations and the underlying profitability of our business.  A byproduct of excluding these items to determine operating income is the transparency and understanding of their significance to net income variability and profitability while recognizing these or similar items may recur in subsequent periods.  Operating income is used by management along with the other components of net income to assess our performance. We use adjusted measures of operating income and operating income per diluted share in incentive compensation.  Therefore, we believe it is useful for investors to evaluate net income, operating income and their components separately and in the aggregate when reviewing and evaluating our performance.  We note that investors, financial analysts, financial and business media organizations and rating agencies utilize operating income results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the Company and management’s performance.  We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses operating income as the denominator.  Operating income should not be considered as a substitute for net income and does not reflect the overall profitability of our business.

The following tables reconcile operating income and net income for the three months and twelve months ended December 31, 2007 and 2006.

For the three months ended December 31,	Property-Liability		Allstate Financial		Consolidated		Per diluted share
($ in millions, except per share data)	Est. 2007	2006	Est. 2007	2006	Est. 2007	2006	Est. 2007	2006
Operating income	$562	$1,010	$158	$142	$701	$1,121	$1.24	$1.78
Realized capital gains and losses	285	115	(193)	61	98	196
Income tax (expense) benefit	(103)	(41)	68	(22)	(37)	(71)
Realized capital gains and losses, after-tax	182	74	(125)	39	61	125	0.12	0.20
DAC and DSI amortization relating to realized capital gains and losses, after-tax	—	—	16	(4)	16	(4)	0.03	—
Non-recurring items, after-tax	—	—	—	(18)	—	(18)	—	(0.03)
Reclassification of periodic settlements and accruals on non- hedge derivative instruments, after- tax	—	—	(6)	(8)	(6)	(8)	(0.01)	(0.01)
Loss on disposition of operations, after-tax	—	—	(12)	(3)	(12)	(3)	(0.02)	(0.01)
Net income	$744	$1,084	$31	$148	$760	$1,213	$1.36	$1.93

For the twelve months ended December 31,	Property-Liability		Allstate Financial		Consolidated		Per diluted share
($ in millions, except per share data)	Est. 2007	2006	Est. 2007	2006	Est. 2007	2006	Est. 2007	2006
Operating income	$3,343	$4,388	$615	$594	$3,863	$4,888	$6.47	$7.67
Realized capital gains and losses	1,416	348	(193)	(77)	1,235	286
Income tax (expense) benefit	(501)	(121)	68	27	(437)	(100)
Realized capital gains and losses, after-tax	915	227	(125)	(50)	798	186	1.34	0.29
DAC and DSI amortization relating to realized capital gains and losses, after-tax	—	—	12	36	12	36	0.02	0.06
Non-recurring items, after-tax	—	—	—	(18)	—	(18)	—	(0.03)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	—	—	(29)	(36)	(29)	(36)	(0.05)	(0.05)
Loss on disposition of operations, after-tax	—	(1)	(8)	(62)	(8)	(63)	(0.01)	(0.10)
Net income	$4,258	$4,614	$465	$464	$4,636	$4,993	$7.77	$7.84

Underwriting income (loss) is calculated as premiums earned, less claims and claims expense (“losses”), amortization of DAC, operating costs and expenses and restructuring and related charges as determined using GAAP.  Management uses this measure in its evaluation of the results of operations to analyze the profitability of our Property-Liability insurance operations separately from investment results.  It is also an integral component of incentive compensation.  It is useful for investors to evaluate the components of income separately and in the aggregate when reviewing performance. Net income is the most directly comparable GAAP measure. Underwriting income (loss) should not be considered as a substitute for net income and does not reflect the overall profitability of our business.  A reconciliation of Property-Liability underwriting income (loss) to net income is provided in the Segment Results table.

Combined ratio excluding the effect of catastrophes is a non-GAAP ratio, which is computed as the difference between two GAAP operating ratios:  the combined ratio and the effect of catastrophes on the combined ratio.  The most directly comparable GAAP measure is the combined ratio.  We believe that this ratio is useful to investors and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses.  These catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude and can have a significant impact on the combined ratio.  We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance.  The combined ratio excluding the effect of catastrophes should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.  A reconciliation of combined ratio excluding the effect of catastrophes to combined ratio is provided in the Property-Liability Highlights section of the Consolidated and Segments Highlights table.

Combined ratio excluding the effect of catastrophes and prior year reserve reestimates (“underlying combined ratio”) is a non-GAAP ratio, which is computed as the difference between three GAAP operating ratios: the combined ratio, the effect of catastrophes on the combined ratio and the effect of prior year reserve reestimates on the combined ratio.  The most directly comparable GAAP measure is the combined ratio.  We believe that this ratio is useful to investors and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses and prior year reserve reestimates.  These catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude and can have a significant impact on the combined ratio.  Prior year reserve reestimates are caused by unexpected loss development on historical reserves.  We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance.  We also provide it to facilitate a comparison to our outlook on the 2007 combined ratio excluding the effect of catastrophe losses and prior year reserve reestimates.  The combined ratio excluding the effect of catastrophes and prior year reserve reestimates should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.  A reconciliation of combined ratio excluding the effect of catastrophes and prior year reserve reestimates to combined ratio is provided in the Property-Liability Highlights section of the Consolidated and Segments Highlights table.

In this press release, we provide our outlook on the 2008 combined ratio excluding the effect of catastrophe losses and prior year reserve reestimates.  A reconciliation of this measure to the combined ratio is not possible on a forward-looking basis because it is not possible to provide a reliable forecast of catastrophes.  Future prior year reserve reestimates are expected to be zero because reserves are determined based on our best estimate of ultimate loss reserves as of the reporting date.

Operating income return on equity is a ratio that uses a non-GAAP measure. It is calculated by dividing the rolling 12-month operating income by the average of shareholders’ equity at the beginning and at the end of the 12-months, after excluding the effect of unrealized net capital gains. Return on equity is the most directly comparable GAAP measure.  We use operating income as the numerator for the same reasons we use operating income, as discussed above.  We use average shareholder’s equity excluding the effect of unrealized net capital gains for the denominator as a representation of shareholder’s equity primarily attributable to the Company’s earned and realized business operations because it eliminates the effect of items that are unrealized and vary significantly between periods due to external economic developments such as capital market conditions like changes in equity prices and interest rates, the amount and timing of which are unrelated to the insurance underwriting process.  We use it to supplement our evaluation of net income and return on equity because it excludes the effect of items that tend to be highly variable from period to period. We believe that this measure is useful to investors and that it provides a valuable tool for investors when considered along with net income return on equity because it eliminates the effect of items that can fluctuate significantly from period to period and that are driven by economic developments, the magnitude and timing of which are generally not influenced by management: the after-tax effects of realized and unrealized capital gains and losses, and the cumulative effect of change in accounting principle.  In addition, it eliminates non-recurring items that are not indicative of our ongoing business or economic trends. A byproduct of excluding the items noted above to determine operating income return on equity from return on equity is the transparency and understanding of their significance to return on equity variability and profitability while recognizing these or similar items may recur in subsequent periods.  Therefore, we believe it is useful for investors to have operating income return on equity and return on equity when evaluating our performance.  We note that investors, financial analysts, financial and business media organizations and rating agencies utilize operating income return on equity results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the Company and management’s utilization of capital.  Operating income return on equity should not be considered as a substitute for net income and does not reflect the overall profitability of our business.  The following table shows the reconciliation.

($ in millions)	For the twelve months ended December 31,
	Est. 2007	2006
Return on equity

Numerator:

Net income	$4,636	$4,993

Denominator:

Beginning shareholders’ equity	21,846	20,186

Ending shareholders’ equity	21,851	21,846

Average shareholders’ equity	$21,849	$21,016

Return on equity	21.2%	23.8%

	For the twelve months ended December 31,
	Est. 2007	2006
Operating income return on equity

Numerator:

Operating income	$3,863	$4,888

Denominator:

Beginning shareholders’ equity	21,846	20,186

Unrealized net capital gains	2,074	2,090

Adjusted beginning shareholders’ equity	19,772	18,096

Ending shareholders’ equity	21,851	21,846

Unrealized net capital gains	888	2,074

Adjusted ending shareholders’ equity	20,963	19,772

Average adjusted shareholders’ equity	$20,368	$18,934

Operating income return on equity	19.0%	25.8%

Book value per share, excluding the impact of unrealized net capital gains on fixed income securities, is a ratio that uses a non-GAAP measure.  It is calculated by dividing shareholders’ equity after excluding the impact of unrealized net capital gains on fixed income securities and related DAC and life insurance reserves by total shares outstanding plus dilutive potential shares outstanding.  Book value per share is the most directly comparable GAAP measure.

We use the trend in book value per share, excluding unrealized net capital gains on fixed income securities, in conjunction with book value per share to identify and analyze the change in net worth attributable to management efforts between periods.  We believe the non-GAAP ratio is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period and are generally driven by economic developments, primarily capital market conditions, the magnitude and timing of which are generally not influenced by management, and we believe it enhances understanding and comparability of performance by highlighting underlying business activity and profitability drivers.  We note that book value per share, excluding unrealized net capital gains on fixed income securities, is a measure commonly used by insurance investors as a valuation technique.  Book value per share, excluding unrealized net capital gains on fixed income securities, should not be considered as a substitute for book value per share, and does not reflect the recorded net worth of our business.  The following table shows the reconciliation.

	As of December 31,
($ in millions, except per share data)	Est. 2007	2006

Book value per share
Numerator:
Shareholders’ equity	$21,851	$21,846
Denominator:
Shares outstanding and dilutive potential shares outstanding	566.4	627.1
Book value per share	$38.58	$34.84

Book value per share, excluding the impact of unrealized net capital gains on fixed income securities
Numerator:
Shareholders’ equity	$21,851	$21,846
Unrealized net capital gains on fixed income securities	266	947
Adjusted shareholders’ equity	$21,585	$20,899
Denominator:
Shares outstanding and dilutive potential shares outstanding	566.4	627.1
Book value per share, excluding unrealized net capital gains on fixed income securities	$38.11	$33.33

Operating Measures

We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following operating financial measures.  Our method of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Premiums written is the amount of premiums charged for policies issued during a fiscal period.  Premiums earned is a GAAP measure.  Premiums are considered earned and are included in financial results on a pro-rata basis over the policy period.  The portion of premiums written applicable to the unexpired terms of the policies is recorded as unearned premiums on our Consolidated Statements of Financial Position.  A reconciliation of premiums written to premiums earned is presented in the following table.

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in millions)	Est. 2007	2006	Est. 2007	2006
Premiums written	$6,560	$6,604	$27,183	$27,526
Decrease (increase) in Property-Liability unearned premiums	216	255	17	(354)
Other	10	(27)	33	197
Premiums earned	$6,786	$6,832	$27,233	$27,369

Premiums and deposits is an operating measure that we use to analyze production trends for Allstate Financial sales.  It includes premiums on insurance policies and annuities and all deposits and other funds received from customers on deposit-type products including the net new deposits of Allstate Bank, which we account for under GAAP as increases to liabilities rather than as revenue.

The following table illustrates where premiums and deposits are reflected in the consolidated financial statements.

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in millions)	Est. 2007	2006	Est. 2007	2006
Premiums and deposits excluding variable annuities	$1,810	$2,243	$9,627	$11,000
Variable annuity deposits (2)	—	—	—	678
Total premiums and deposits	1,810	2,243	9,627	11,678
Deposits to contractholder funds	(1,551)	(1,929)	(8,632)	(10,066)
Deposits to separate accounts	(36)	(33)	(136)	(713)
Change in unearned premiums and other adjustments	(4)	(13)	11	—
Life and annuity premiums (1)	$219	$268	$870	$899

(1)   Life and annuity contract charges in the amount of est. $261 million and $242 million for the three months ended December 31, 2007 and 2006, respectively, and est. $996 million and $1.07 billion for the twelve months ended December 31, 2007 and 2006, respectively, which are also revenues recognized for GAAP, have been excluded from the table above, but are a component of the Consolidated Statements of Operations line item life and annuity premiums and contract charges.

(2)   Disposed through reinsurance effective June 1, 2006.

New sales of financial products by Allstate exclusive agencies is an operating measure that we use to quantify the current year sales of financial products by the Allstate Agency proprietary distribution channel.  New sales of financial products by Allstate exclusive agencies includes sales of Allstate Financial products such as annual premiums on new life insurance policies, annual premiums on Allstate Workplace Division products, premiums and deposits on fixed annuities, net new deposits in the Allstate Bank, sales of Allstate Financial-issued variable annuities, and sales of products by non-affiliated issuers such as mutual funds and Prudential-issued variable annuities.  New sales of financial products by Allstate exclusive agencies exclude renewal premiums on life insurance policies.  New sales of financial products by Allstate exclusive agencies for the three months and twelve months ended December 31, 2007 and 2006 are presented in the following table.

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in millions)	Est. 2007	2006	Est. 2007	2006
Allstate Financial products (excluding variable annuities)	$352	$350	$1,085	$1,242
Allstate Financial variable annuities (1)	7	26	29	292
Non-affiliated products	525	449	1,800	1,026
Total	$884	$825	$2,914	$2,560

(1)   Disposed through reinsurance effective June 1, 2006.  Allstate Financial variable annuities continue to be issued during the transition period of this reinsurance agreement, which is expected to be 24 months or less.

Forward-Looking Statements and Risk Factors

This press release contains forward-looking statements about our combined ratio excluding the effect of catastrophes and prior year reserve reestimates for 2008, the expected cost of our 2008 catastrophe reinsurance program, our expectation for write-downs, payments and rating changes in our ABS RMBS, ABS CDO, Alt-A and CRE CDO securities portfolios, and the impact on the value of our portfolios of a rating downgrade by a bond insurer.  These statements are subject to the Private Securities Litigation Reform Act of 1995 and are based on management’s estimates, assumptions and projections.  Actual results may differ materially from those projected based on the risk factors described below.

•                  Premiums earned, the denominator of the combined ratio excluding the effect of catastrophes and prior year reserve reestimates for 2008, may be materially less than projected.  Adjustments to our business structure, size and underwriting practices in markets with significant catastrophe risk exposure may impact homeowners premium growth rates and retention more adversely than we expect.  In addition, due to the diminished potential for cross-selling opportunities, new business growth in our auto lines could be lower than expected.  Our ability to capture the costs of our catastrophe reinsurance program through rate increases may not be entirely successful due to regulatory restrictions or policyholder attrition resulting in a lower amount of insurance in force.

•                  Auto and homeowners frequencies or severities may be higher than anticipated levels due to unexpected trends or events such as severe weather.

•                  The cost of the catastrophe reinsurance that we intend to purchase for Florida for the 2008 hurricane season may be more than we have estimated.

•                  Changes in mortgage delinquency or recovery rates, rating agency changes, bond insurer strength or rating, and the quality of service provided by service providers on securities in our ABS RMBS, ABS CDO, Alt-A and CRE CDO portfolios, as well as the effects of bond insurer strength on the value of our municipal bond portfolio, could lead us to reconsider our payment outlook and determine that write-downs are appropriate in the future.

We undertake no obligation to publicly correct or update any forward-looking statements.  This press release contains unaudited financial information.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer. Widely known through the “You’re In Good Hands With Allstate®” slogan, Allstate helps individuals in approximately 17 million households protect what they have today and better prepare for tomorrow through approximately 14,900 exclusive agencies and financial representatives in the U.S. and Canada. Customers can access Allstate products and services such as auto insurance and homeowners insurance through Allstate agencies, or in select states at allstate.com and 1-800 Allstate®. Encompass® and Deerbrook® Insurance brand property and casualty products are sold exclusively through independent agents. The Allstate Financial Group provides life insurance, supplemental accident and health insurance, annuity, banking and retirement products designed for individual, institutional and worksite customers that are distributed through Allstate agencies, independent agencies, financial institutions and broker-dealers.

Contact:
Rich Halberg	Robert Block, Larry Moews
Media Relations	Investor Relations
(847) 402-5600	(847) 402-2800

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